EXHIBIT 99.1        Press Release of The FINOVA Group Inc.

                           The FINOVA Group Inc.

        Reschedules First Quarter 1999 Earnings Release to April 28

PHOENIX, Ariz., April 14, 1999: The FINOVA Group Inc. (NYSE: FNV) today rescheduled the release of its earnings for the first quarter of 1999 to April 28, 1999, and stated that it expects to meet or exceed the consensus estimates for the first quarter of 1999. In the interim, FINOVA is reviewing two accounting issues which were raised late yesterday by the company's independent auditor, Deloitte & Touche, LLP.

The first issue relates to the timing and amount of the commercial mortgage-backed securities (CMBS) gain reported in 1998 and would result in a reduction of 1998 CMBS gains and a positive adjustment in the 1999 CMBS gains. The second issue relates to accounting for transaction costs pursuant to which the company may have to adjust the timing for recognizing those costs, which could result in an increase in 1999 and prior-year earnings. Because of these potential adjustments, investors should not, in the interim, rely on FINOVA's reported results for the year ended Dec. 31, 1998 or the independent auditor's report thereon, pending FINOVA's analysis of these issues.

The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is one of the nation's leading financial services companies focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Phoenix with business development offices throughout the U.S. and in London, U.K., and Toronto, Canada. FINOVA was recently named one of FORTUNE's "Best 100 Companies To Work For In America." For more information, visit the company's website at www.finova.com.